Exhibit 99.1

      Cimarex Reports Third-Quarter 2004 Production Volumes and Schedules
                      Earnings Release and Conference Call

    DENVER, Oct. 20 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported that third-quarter 2004 oil and gas volumes increased 22 percent over the prior-year period to 220.4 million cubic feet equivalent per day. Gas production rose 25 percent to 176.2 million cubic feet per day and oil volumes increased 11 percent to 7,358 barrels per day.

    Notable production gains were achieved in Liberty County, Texas; Vermilion Parish, Louisiana; Kiowa County, Oklahoma; the Permian Basin of west Texas and southeast New Mexico; and California.

    During the first nine months of 2004, total production increased 20 percent to an average of 212 million cubic feet equivalent per day.

    Fourth-quarter 2004 production is expected to be consistent with previous guidance and average between 215-225 million cubic feet equivalent per day, which would result in full-year 2004 average daily equivalent output of 212-215 million cubic feet versus 180 million cubic feet in 2003.

    Third-quarter earnings will be released before the stock market opens on November 3, 2004 and will be followed by a conference call and web cast beginning at 11 a.m. Mountain Time.

    To access the live, interactive conference call, please dial 800-938-0653 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com. An audio replay of the broadcast will be available through November 10, 2004 and can be accessed by dialing 877-519-4471 and entering conference code 5279193.

    Cimarex Energy Co. is an independent oil and gas exploration and production company with operations mainly focused in Mid-Continent and Gulf Coast regions of the U.S.

    This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any projections or statements reflect the Company's current view with respect to future events and financial performance. No assurances can be given that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's annual report on Form 10-K filed for the year ended December 31, 2003 and the report filed on Form 10-Q for the quarter ended June 30, 2004.

SOURCE  Cimarex Energy Co.
    -0-                             10/20/2004
    /CONTACT:  Paul Korus of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com/
    (XEC)

CO:  Cimarex Energy Co.
ST:  Colorado
IN:  OIL
SU:  CCA